Exhibit 5.1

                                 March 12, 2001

Cornerstone Realty Income Trust, Inc.
306 East Main Street
Richmond, Virginia  23219


                       Registration Statement on Form S-4
            Exchange Offer for Series A Convertible Preferred Shares


Ladies and Gentlemen:

         We have acted as counsel to Cornerstone Realty Income Trust, Inc., a Virginia corporation (the "Company"), in connection with the Registration Statement on Form S-4 (Registration No. 333-56024) (the "Registration
Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") in order to register 25,224,314 of the Company's common shares, no par value (the "Common Shares"), to be issued in connection with the Company's exchange offer (the "Exchange Offer") for all of its issued and outstanding Series A Convertible Preferred Shares (the "Convertible Preferred Shares").

         We have assisted the Company in its preparation of the Registration Statement and have examined such questions of law and such corporate records and documents, statements and certificates of officers of the Company and such other information as we have deemed necessary to the issuance of this opinion.

         Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized and, when issued as described in the prospectus that is part of the Registration Statement, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Matters" therein. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                               Very truly yours,

                                               /s/ McGuireWoods LLP